SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 28, 2007 (August 22, 2007)
Date of Report (Date of earliest event reported)
Fedders Corporation
(Exact name of Registrant as specified in its charter)

Delaware	1-8831	22-2572390

(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)
505 Martinsville Road
Liberty Corner, New Jersey 07938-0813
(Address of principal executive offices, including zip code)
(908) 604-8686
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.
On August 22, 2007, Fedders Corporation (the “Company”) and all of its North American subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”) (Case No. 07-11176 (BLS)) (the “Chapter 11 Cases”). The Chapter 11 Cases are being jointly administered under the caption In re: Fedders North America, Inc., et. al. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the provisions of the Bankruptcy Code.
The Debtors can provide no assurance that there will be sufficient assets to satisfy the Debtors’ pre-petition liabilities in whole or in part, and, in accordance with applicable law the pre-petition creditors of certain Debtors may be treated differently than those of other Debtors. Pre-petition creditors may receive under a plan of reorganization, pursuant to the Chapter 11 Cases or otherwise, less than 100% of the face value of the claims of some or all of such creditors, and the interests of any or all of Fedders Corporation’s equity security holders may be substantially diluted or cancelled in whole or in part. As noted above, and because of inherent uncertainties in the reorganization process, including the identification or influence of all potentially relevant facts and circumstances, it is not possible at this time to predict the outcome of the Chapter 11 Cases, the terms and provisions of any plan or plans of reorganization, or the effect of the Chapter 11 reorganization process on the claims of the creditors of the Debtors or the interests of Fedders Corporation’s equity security holders with any specifics or certainty whatsoever.
Item 8.01 Other Events
On August 22, 2007, the Company issued a press release announcing that it and all of its North American subsidiaries filed voluntary petitions for reorganization under the Bankruptcy Code and that it has obtained a commitment for $79 million in “debtor-in-possession” financing to help fund its reorganization.
Item 9.01 Financial Statements and Exhibits
Exhibits

99.1	Press Release of the Company dated August 22, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDDERS CORPORATION
Dated: August 28, 2007
	By:	/s/ Kent E. Hansen
		Name:	Kent E. Hansen
		Title:	Executive Vice President

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company dated August [ ], 2007